Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 7

to Prospectus Dated March 16, 2007

Embarq Corporation

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated March 16, 2007 relating to the offer and sale of shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated December 18, 2007.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 20 of the Annual Report on Form 10-K which is incorporated by reference into the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 17, 2007

Embarq Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32732	20-2923630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

(913) 323-4637

(Registrant’s Telephone Number, including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2007, Embarq Corporation (“Embarq”), Sprint Nextel Corporation (“Sprint Nextel”) and certain of their respective controlled affiliated entities entered into an agreement (the “Agreement”) which, among other things, provides for a release of any claims which Embarq may have against Sprint Nextel with regard to the recruitment and/or employment of Daniel R. Hesse by Sprint Nextel, and in consideration of such release, Sprint Nextel agreed to the terms set forth in the Agreement. Among such terms were (i) a mutual release of certain claims, including those made in an arbitration proceeding which had been brought by Embarq under the Separation and Distribution Agreement dated as of May 1, 2006 relating to the spin-off of Embarq from Sprint Nextel; (ii) the extension of current pricing by Sprint Nextel in a commercial agreement relating to the provision of MVNO services; (iii) the extension for an additional three years of a covenant by Sprint Nextel not to assert patent rights against Embarq; (iv) certain provisions relating to the lease by Embarq from Sprint Nextel of certain office space currently occupied by Embarq; and (v) an agreement on the part of Sprint Nextel not to solicit or hire certain Embarq employees. A copy of the Separation and Distribution Agreement was previously filed with the SEC as Exhibit 2.1 to Amendment No. 4 to Embarq’s Registration Statement on Form 10, filed on May 2, 2006. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2007, Embarq issued a press release announcing that Daniel R. Hesse has resigned from his roles as Chairman, President and Chief Executive Officer and as a director of Embarq, effective December 17, 2007. Mr. Hesse has been named president and chief executive officer of Sprint Nextel. In connection with his resignation, on December 17, 2007, Mr. Hesse signed a Voluntary Termination of Employment Letter Agreement, which provides, among other things and consistent with his Employment Agreement, that Mr. Hesse: (i) will receive a lump sum cash payment equal to his earned but unpaid base salary and any other earned but unpaid cash entitlements; (ii) will have a period of 90 days following his resignation to exercise his stock options that had vested before his resignation; (iii) will forfeit all unvested equity held as of his resignation date; and (iv) will not receive any portion of his target bonus for 2007 under Embarq’s Short Term Incentive Plan. The restrictive covenants in Section 6.15 and the enforcement provisions of Section 6.16 of Mr. Hesse’s Employment Agreement will remain in full force and effect except that Embarq agreed not to bring any action, whether in law or in equity, against Mr. Hesse with respect to his acceptance of employment at Sprint Nextel. Further, Mr. Hesse agreed to remise, release, and forever discharge Embarq and related persons from any and all actions and causes of actions, suits, debts, claims, and demands that have been asserted, could have been asserted, or could be asserted now or in the future. A copy of Mr. Hesse’s Employment Agreement was previously filed with the SEC as Exhibit 10.11 to Amendment No. 1 to Embarq’s Registration Statement on Form 10, filed on March 14, 2006. A copy of the Voluntary Termination of Employment Letter Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Additionally, Embarq announced that the Board of Directors has appointed William A. Owens to serve as Non-Executive Chairman of the Board of Directors and Thomas A. Gerke to serve as Interim President and Chief Executive Officer of Embarq. In connection with his appointment as Interim President and Chief Executive Officer of Embarq, Mr. Gerke’s annual base salary has been increased to $575,000. Any additional compensation decisions relating to Mr. Gerke’s appointment will be disclosed by amendment to this report.

Item 7.01	Regulation FD Disclosure

A copy of the press release announcing Mr. Hesse’s resignation and the Board’s appointments is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Agreement dated as of December 17, 2007 by and among Sprint Nextel Corporation, Embarq Corporation and each other entity whose name appears on the signature page thereto

10.2	Voluntary Termination of Employment Letter Agreement dated December 17, 2007

99.1	Press Release dated December 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embarq Corporation

Date: December 18, 2007	By:	/s/ Claudia S. Toussaint
	Name:	Claudia S. Toussaint
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement dated as of December 17, 2007 by and among Sprint Nextel Corporation, Embarq Corporation and each other entity whose name appears on the signature page thereto

10.2	Voluntary Termination of Employment Letter Agreement dated December 17, 2007

99.1	Press Release dated December 18, 2007

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